Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

Sinclair Broadcast Group Prices Offering of Convertible Senior Notes

    BALTIMORE (May 3, 2007) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it has priced its previously announced offering of $300.0 million aggregate principal amount of convertible senior notes due 2027.  In addition, Sinclair has granted the underwriters an option, solely to cover over-allotments, to purchase up to an additional aggregate $45 million principal amount of the notes.  The notes will bear interest at a rate of 3.0% per annum from May 10, 2007 payable semi-annually on May 15 and November 15, commencing on November 15, 2007.  Under certain circumstances, the notes will also bear contingent cash interest of 0.375% per annum.

     The notes mature in 2027 and, upon certain conditions, will be convertible into cash and, in certain circumstances, shares of Class A common stock of Sinclair Broadcast Group, Inc. prior to maturity at an initial conversion price of $20.43 per share, subject to adjustment, which is equal to an initial conversion rate of approximately 48.9476 shares of Sinclair class A common stock per $1,000 principal amount of notes.  The notes may not be redeemed prior to May 20, 2010 and may thereafter be redeemed by Sinclair at par.  The offering was made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission and is expected to close, subject to the satisfaction of customary closing conditions on May 10, 2007.

    Sinclair intends to use the net proceeds from the offering, together with available cash on hand and/or bank debt, to finance the partial redemption of Sinclair Television Group, Inc.’s, its wholly-owned subsidiary, existing 8.0% Senior Subordinated Notes due 2012.

A copy of the prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Deutsche Bank Securities by writing Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311 or by calling (800) 503-4611.

Forward-Looking Statements:

    The matters discussed in this press release include forward-looking statements regarding, among other things, the Company’s future expectations (including the closing of the offering and planned use of proceeds).  When used in this press release, the words “intends to,” “anticipates,” “expects,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies, changes in the interest rate environment, market conditions, and the other risk factors set forth in the Company’s most recent report on Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to update these forward-looking statements except as required by law.